TBC Shareholder Services, Inc. (Mass.)



                                                              June 9, 1989



Board of Trustees
The Wright Managed Bond Trust
24 Federal Street
Boston, MA 02110

Gentlemen:

         Reference is made to the Transfer Agency Agreement entered into between The Wright Managed Bond Trust and Boston Safe Deposit and Trust Company ("Boston Safe") on June 7, 1989, and to consent of The Wright Managed Bond Trust to Boston Safe's assignment of said agreement to TBC Shareholder Services, Inc., which was signed by a duly authorized officer of The Wright Managed Bond Trust on June 7, 1989.

         The undersigned, a duly authorized officer of TBC Shareholder Services, Inc., herein acknowledged to the Board of Trustees for The Wright Managed Bond Trust that TBC Shareholder Services, Inc. has assented to the assignment of the Transfer Agency Agreement to TBC Shareholder Services, Inc., and represents that TBC Shareholder Services, Inc. fully intends to comply with the terms of said agreement in providing transfer agency services to The Wright Managed Bond Trust.

                                               TBC SHAREHOLDER SERVICES, INC.



                                                By:/s/ Robert F. Radin
                                                   ---------------------
                                                   Robert F. Radin
                                                   Senior Vice President

                           TRANSFER AGENCY AGREEMENT

         AGREEMENT dated as of June 7, 1989, between The Wright Managed Bond Trust (the "Trust"), having its principal office and place of business at 24 Federal Street, Boston, Massachusetts 02110 and BOSTON SAFE DEPOSIT AND TRUST COMPANY (the "Transfer Agent"), a Massachusetts trust company with principal offices at One Boston Place, Boston, Massachusetts 02108.

                              W I T N E S S E T H:

         That for and in consideration of the mutual promises hereinafter set forth, the Trust and the Transfer Agent agree as follows:

1. Definitions. Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

         (a) "Authorized Person" shall be deemed to include the President, any Vice President, the Secretary and Treasurer of the Trust, the persons listed in Appendix A hereto, and any other person, whether or not such person is an Officer or employee of the Trust, duly authorized to give Oral Instructions or Written Instructions on behalf of the Trust as indicated in a certificate furnished to the Transfer Agent pursuant to Section 5(d) or 5(e) hereof as may be received by the Transfer Agent from time to time;

         (b)      "Commission" shall have the meaning given it in the 1940 Act;

         (c) "Custodian" refers to the custodian and any sub-custodian of all securities and other property which the Trust may from time to time deposit, or cause to be deposited or held under the name or account of such custodian (pursuant to the Custodian Agreement between the Trust and Investors Bank & Trust Company);

         (d) "Declaration of Trust" shall mean the Declaration of Trust of the Trust as the same may be amended from time to time;

         (e) "Officer" shall mean the President, any Vice President, Secretary and Treasurer;

         (f) "Oral Instructions" shall mean instructions, other than written instructions, actually received by the Transfer Agent from a person reasonably believed by the Transfer Agent to be an Authorized Person;

         (g) "Portfolio" refers to the Wright Government Obligations Fund, Wright Near Term Bond Fund, Wright Insured Tax Free Bond Fund, Wright Tax Free Income Fund and Wright Current Income Fund or any such other separate and distinct Portfolio as may from time to time be established and designated by the Trust in accordance with the provisions of the Declaration of Trust;

         (h)  "Prospectus"   shall  mean  the  Trust's  current  prospectus  and
statement of additional information relating to the registration of the Trust's Shares under the Securities Act of 1933, as amended, and the 1940 Act;

         (i) "Shares" refers to the Shares of beneficial interest of each Portfolio of the Trust;

         (j)      "Shareholder" means a record owner of Shares;

         (k) "Trustees" or "Board of Trustees" refers to the duly elected Trustees of the Trust;

         (l) "Written Instructions" shall mean written communication signed by an Authorized Person and actually received by the Transfer Agent; and

         (m) The "1940 Act" refers to the Investment Company Act of 1940 and the Rules and Regulations promulgated thereunder, all as amended from time to time.

         2. Appointment of the Transfer Agent. The Trust hereby appoints and constitutes the Transfer Agent as transfer agent for its Shares and as shareholder servicing agent for the Trust, and the Transfer agent accepts such appointment and agrees to perform the duties hereinafter set forth. If the Board of Directors, pursuant to the Declaration of Trust, hereafter establishes and designates a new Portfolio, the Transfer Agent agrees that it will act as transfer agent and shareholder servicing agent for such new Portfolio in accordance with the terms set forth herein. The Trustees shall cause a written notice to be sent to the Transfer Agent to the effect that it has established a new Portfolio and that it appoints the Transfer Agent as transfer agent and shareholder servicing agent for the new Portfolio. Such written notice must be received by the Transfer Agent in a reasonable period of time prior to the commencement of operations of the new Portfolio to allow the Transfer Agent in the ordinary course of its business, to prepare to perform its duties for such new Portfolio.

         3.       Compensation

                  (a) The Trust will compensate the Transfer Agent for the performance of its obligations hereunder in accordance with the fees set forth in the written schedule of fees annexed hereto as Schedule A and incorporated herein. Schedule A does not include out-of-pocket disbursements of the Transfer Agent for which the Transfer Agent shall be entitled to bill the Trust separately.

                  The Transfer Agent will bill the Trust as soon as practicable after the end of each calendar month, and said billings will be detailed in accordance with the Schedule A. The Trust will promptly pay to the Transfer Agent the amount of such billing.

                  Out-of-pocket disbursements shall mean the items specified in the written schedule of out-of-pocket charges annexed hereto as Schedule B and incorporated herein. Reimbursement by the Trust for such out-of-pocket disbursements incurred by the Transfer Agent in any month shall be made as soon as practicable after the receipt of an itemized bill from the Transfer Agent. Reimbursement by the Trust for expenses other than those specified in Schedule B shall be upon mutual agreement of the parties as provided in Schedule B.

                  (b) The parties hereto will agree upon the compensation for acting as transfer agent for any Portfolio hereafter established and designated at or before the time that the Transfer Agent commences serving as such for said Portfolio, and such agreement shall be reflected in a written schedule of fees for that Portfolio, dated and signed by an Officer of each party hereto, which shall be attached to Schedule A of this Agreement and incorporated herein.

                  (c) Any compensation agreed to hereunder may be adjusted from time to time by attaching to Schedule A of this Agreement a revised Fee Schedule, dated and signed by an Officer of each party hereto.

         4. Documents. In connection with the appointment of the Transfer Agent, the Trust shall upon request, on or before the date this Agreement goes into effect, but in any case within a reasonable period of time for the Transfer Agent to prepare to perform its duties hereunder, furnish the Transfer agent with the following documents.

                  (a) certified copy of the Declaration of Trust, as amended;

                  (b) A certified copy of the By-laws of the Trust, as amended;

                  (c) A copy of the resolution of the Trustees authorizing the execution and delivery of this Agreement;

                  (d) If applicable, a specimen of the certificate for Shares of each Portfolio of the Trust in the form approved by the Trustees, with a certificate of the Secretary of the Trust as to such approval;

                  (e) All account application forms and other documents relating to Shareholder accounts or to any plan, program or service offered by the Trust;

                  (f) A signature card bearing the signatures of any Officer of the Trust or other Authorized Person who will sign Written Instructions.

         5. Further Documentation. The Trust will also furnish from time to time the following documents:

                  (a) Each resolution of the Trustees authorizing the establishment and designation of any new Portfolio;

                  (b) Certified copies of each vote of the Trustees designating Authorized Persons;

                  (c) The current Prospectus and Statement of Additional Information of the Trust.

                  (d) Certificates as to any change in any Officer or Trustee of the Trust.

         6. Representations of the Trust. The Trust represents to the Transfer Agent that all outstanding Shares are validly issued, fully paid and non-assessable by the Trust. When Shares are hereafter issued in accordance with the terms of the Trust's of Declaration of Trust and its Prospectus, such Shares shall be validly issued, fully paid and non-assessable by the Trust.

                  In the event that the Trustees shall declare a distribution payable in Shares, the Trust shall deliver to the Transfer Agent written notice of such declaration signed on behalf of the Trust by an Officer thereof, upon which the Transfer Agent shall be entitled to rely for all purposes, certifying
(i) the number of Shares involved and (ii) that all appropriate action has been taken.

         7. Duties of the Transfer Agent. The Transfer Agent shall be responsible for administering and/or performing transfer agent functions; for acting as service agent in connection with dividend and distribution functions; and for performing shareholder account and administrative agent functions in connection with the issuance, transfer and redemption or repurchase (including coordination with the

Custodian) of Shares. The operating standards and procedures to be followed shall be determined from time to time by agreement between the Transfer Agent and the Trust and shall be expressed in a written schedule of duties of the Transfer Agent annexed hereto as Schedule C and incorporated herein.

         8. Recordkeeping and Other Information. The Transfer Agent shall create and maintain all necessary records in accordance with all applicable laws, rules and regulations, including but not limited to records required by Section 31 (a) of the 1940 Act, as amended, and the Rules thereunder, as the same may be amended from time to time, and those records pertaining to the various functions performed by it hereunder which are set forth in Schedule C and Exhibit 1 to Schedule C attached hereto. All records and other data established and maintained by the Transfer Agent pursuant to this Agreement shall be the property of the Trust, shall be available for inspection and use by the Trust and shall be surrendered promptly upon request. Where applicable, such records shall be maintained by the Transfer Agent for the periods and in the places required by Rule 31a-2 under the 1940 Act, as the same may be amended from time to time. Disposition of such records after such prescribed periods shall be as mutually agreed upon from time to time by the Trust and the Transfer Agent.

         9. Audit, Inspection and Visitation. The Transfer Agent shall make available during regular business hours all records and other data created and maintained pursuant to this Agreement for reasonable audit and inspection by the Trust, or any person retained by the Trust. Upon reasonable notice by the Trust, the Transfer Agent shall make available during regular business hours its facilities and premises employed in connection with its performance of this Agreement for reasonable visitation by the Trust, or any person retained by the Trust, to inspect its operating capabilities or for any other reason.

         10. Confidentiality of Records. The Transfer Agent agrees to treat all records and other information relative to the Trust and its prior, present or potential Shareholders in confidence except that, after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where the Transfer Agent may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust.

         11.      Reliance by the Transfer Agent; Instructions

                  (a) The Transfer Agent will be protected in acting upon Written or Oral Instructions which it may reasonably have believed to have been executed or orally communicated by an Authorized Person and will not be held to have any notice of any change of authority or any person until receipt of a Written Instruction thereof from the Trust. The Transfer Agent will also be protected in processing Share certificates which it reasonably believes to bear the proper manual or facsimile signatures of the Officers of the Trust and the proper countersignature of the Transfer Agent.

                  (b) At any time the Transfer Agent may apply to any Authorized Person of the Trust for Written Instructions and may, after obtaining prior oral or written approval by an Authorized Person, seek advice from legal counsel for the Trust, or its own legal counsel, with respect to any matter arising in connection with this Agreement, and it shall not be liable for any action taken or not taken or suffered by it in good faith in accordance with such Written Instructions or in accordance with the opinion of counsel for the Trust or for the Transfer Agent. Written Instructions requested by the Transfer Agent will be provided by the Trust within a reasonable period of time. In addition, the Transfer Agent, its officers, agents or employees, shall accept Oral Instructions or Written Instructions given to them by any person representing or acting on behalf of the Trust only if said representative is known by the Transfer Agent, or its officers, agents or employees, to be an Authorized Person. The Transfer Agent shall have no duty or obligation to inquire into, nor shall the Transfer Agent be responsible for, the legality of any act done by it upon the request or direction of an Authorized Person.

                  (c) Notwithstanding any of the foregoing provisions of this Agreement, the Transfer Agent shall be under no duty or obligation to inquire into, and shall not be liable for: (i) the legality of the issuance or sale of any Shares or the sufficiency of the amount to be received therefor; (ii) the propriety of the amount per share to be paid on any redemption; (iii) the legality of the declaration of any dividend by the Trustees, or the legality of the issuance of any Shares in payment of any dividend; or (iv) the legality of any recapitalization or readjustment of the Shares.

         12. Acts of God, etc. The Transfer Agent will not be liable or responsible for delays or errors by reason or circumstances beyond its control, including acts of civil or military authority, national emergencies, fire, mechanical breakdown beyond its control, flood, acts of God, insurrection, war, riots, and loss of communication or power supply.

         13. Duty of Care and Indemnification. The Trust will indemnify the Transfer Agent against and hold it harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any claim, demand, action or suit not resulting from the bad faith or negligence of the Transfer Agent, and arising out of, or in connection with, its duties on behalf of the Trust hereunder. In addition, the Trust will indemnify the Transfer Agent against and hold it harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any claim, demand action or suit as a result of: (i) any action taken in accordance with Written or Oral Instructions, or any other instructions, or share certificates reasonably believed by the Transfer Agent to be genuine and to be signed, countersigned or executed, or orally communicated by an Authorized Person; (ii) any action taken in accordance with written or oral advice reasonably believed by the Transfer Agent to have been given by counsel for the Trust or its own counsel; or (iii) any action taken as a result of any error or omission in any record which the Transfer Agent had no reason to believe was inaccurate (including but not limited to magnetic tapes, computer printouts, hard copies and microfilm copies) and was delivered, or caused to be delivered, by the Trust to the Transfer Agent in connection with this Agreement.

         In any case in which the Trust may be asked to indemnify or hold the Transfer Agent harmless, the Trust shall be advised of all pertinent facts concerning the situation in question and the Transfer Agent shall notify the Trust promptly concerning any situation which presents or appears likely to present a claim for indemnification against the Trust. The Trust shall have the option to defend the Transfer Agent against any claim which may be the subject of this indemnification and, in the event that the Trust so elects, such defense shall be conducted by counsel chosen by the Trust, and thereupon the Trust shall take over complete defense of the claim and the Transfer Agent shall sustain no further legal or other expenses in such situation for which it seeks indemnification under this Section 13. The Transfer Agent will not confess any claim or make any compromise in any case in which the Trust will be asked to provide indemnification, except with the Trust's prior written consent. The obligations of the parties hereto under this Section shall survive the termination of this Agreement.

         14. Terms and Termination. This Agreement shall become effective on the date first set forth above (the "Effective date") and shall continue in effect from year to year thereafter as the parties may mutually agree; provided, however, that either party hereto may terminate this Agreement by giving to the other party a notice in writing specifying the date of such termination, which shall not be less than 60 days after the date of receipt of such notice. In the event such notice is given by the Trust, it shall be accompanied by a resolution of the Board of Trustees, certified by a Secretary, electing to terminate this Agreement and designating a successor transfer agent or transfer agents. Upon such termination the Transfer Agent will deliver to such successor a certified list of shareholders of the Trust (with names, addresses and taxpayer identification or Social Security numbers and such other federal tax information as the Transfer Agent may be required to maintain), an historical record of the account of each shareholder and the status thereof, and all other relevant books, records, correspondence, and other data established or maintained by the Transfer Agent under this Agreement in the form reasonably acceptable to the Trust, and will cooperate in the transfer of such duties and responsibilities, including provisions for assistance from the Transfer Agent's personnel in the establishment of books, records and other data by such successor or successors.

         If this Agreement is terminated, the Transfer Agent shall deliver all records and data established or maintained under this Agreement without compensation or other fees except that the Transfer Agent shall be entitled to incidental out-of-pocket expenses as limited by and provided for in Schedule B to this Agreement incurred in the delivery of such records and data.

          15.Amendment. This Agreement may not be amended or modified in any manner except by a written agreement executed by both parties.

         16. Subcontracting. The Trust agrees that the Transfer Agent may, in its discretion, subcontract for certain of the services described under this Agreement or the Schedules hereto; provided that the appointment of any such Agent shall not relieve the Transfer Agent of its responsibilities hereunder and provided that the Transfer Agent has given 30 days prior written notice to an Authorized Person.

         17. Use of Transfer Agent's Name. The Transfer Agent shall approve all reasonable uses of its name which merely refer in accurate terms to its appointment hereunder or which are required by the Commission or a state securities commission.

         18. Use of the Trust's Name. The Transfer Agent shall not use the name of the Trust or material relating to the Trust on any documents or forms for other than internal use in a manner not approved prior thereto in writing; provided, that the Trust shall approve all reasonable uses of its name which merely refer in accurate terms to the appointment of the Transfer Agent or which are required by the Commission or a state securities commission.

         19. Security. The Transfer Agent represents and warrants that, to best of its knowledge, the various procedures and systems which the Transfer Agent has implemented or will implement with regard to safeguarding from loss or damage attributable to fire, theft or any other cause (including provision for 24 hours-a-day restricted access) of the Trust's records and other data and the Transfer Agent's records, data, equipment, facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as in its judgement are required for the secure performance of its obligations hereunder. The parties shall review such systems and procedures on a periodic basis.

         20. Insurance. The Transfer Agent shall notify the Trust should any of its insurance coverage as set forth in Schedule D attached hereto be changed for any reason. Such notification shall include the date of change and reason or reasons therefor. The Transfer Agent shall notify the Trust of any claims against it whether or not they may be covered by insurance and shall notify the Trust from time to time as may be appropriate, and at least within 30 days following the end of each fiscal year of the Transfer Agent, of the total outstanding claims made by the Transfer Agent under its insurance coverage.

         21.      Miscellaneous

                  (a) Any notice or other instrument authorized or required by this Agreement to be given in writing to the Trust or the Transfer Agent, shall be sufficiently given if addressed to that party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

                  To the Trust:

                  The Wright Managed Bond Trust
                  24 Federal Street
                  Boston, Massachusetts 02110
                  Attention: H. Day Brigham, Jr., Esq.

                  To the Transfer Agent:

                  Boston Safe Deposit and Trust Company
                  One Boston Place
                  Boston, Massachusetts 02108
                  Attn:  Susan Mann

                  (b) This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall be assignable without the written consent of the other party.

                  (c) This Agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts.

                  (d)  This   Agreement   may  be  executed  in  any  number  of
counterparts, each of which shall be deemed to be an original; but such counterparts shall, together, constitute only one instrument.

                  (e)  The  captions  of  this   Agreement   are  included  for
convenience or reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

         22. Liability of Directors, Officers and Shareholders. The execution and delivery of this Agreement have been authorized by the Trustees of the Trust and signed by an authorized Officer of the Trust, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such Officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, and the obligations of this Agreement are not are not binding upon any of the Trustees or shareholders of the Trust, but bind only the trust property of the Trust as provided in the Declaration of Trust.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunder duly authorized as of the day and year first above written.


                                                 The Wright Managed Bond Trust

Attest:  /s/ Paul D. Wallace, Jr.                By:  /s/ James L. O'Connor
         ------------------------                     ---------------------



                                                 BOSTON SAFE DEPOSIT AND
                                                 TRUST COMPANY


Attest:                                          By:  /s/ Susan Mann
       -------------------------                      ----------------

                                                        Appendix A


AUTHORIZED PERSONS

Benjamin A. Rowland, Jr.

Richard E. Houghton

Daniel A. MacLellan

Robert A. Chisholm

                                   Schedule A


SCHEDULE OF FEES

Transfer Agent fees are paid monthly based upon a monthly fee of $625 per Portfolio.

                                   Schedule B


OUT-OF-POCKET EXPENSES

         The Trust shall reimburse the Transfer Agent monthly for the following out-of-pocket expenses:

                  o        Postage and mailing
                  o        forms
                  o        outgoing wire charges
                  o        telephone
                  o        if applicable, magnetic tape and freight
                  o        retention of records
                  o        microfilm/microfiche
                  o        stationery
                  o if applicable, terminals, transmitting lines and any expenses incurred in connection with such terminals and lines


         The Trust agrees that an estimate of the postage and mailing expenses of the Transfer Agent will be paid on the day of or prior to a mailing if requested reasonably in advance by the Transfer Agent. In addition, the Trust will reimburse the Transfer Agent for any other expenses incurred by the Transfer Agent as to which the Trust and the Transfer Agent mutually agree are not otherwise properly borne by the Transfer Agent as part of its duties and obligations under the Agreement.

                                   Schedule C


DUTIES OF THE TRANSFER AGENT (See Exhibit 1 for Summary of Services)

         1. Shareholder Information. The Transfer Agent shall maintain a record of the number of Shares held by each holder of record which shall include their addresses and taxpayer identification numbers and which shall indicate whether such Shares are held in certificated or uncertificated form.

         2. Shareholder Services. The Transfer Agent will investigate all Shareholder inquiries relating to Shareholder accounts and will answer all correspondence from Shareholders and others relating to its duties hereunder between the Transfer Agent and the Trust. The Transfer Agent shall keep records of Shareholder correspondence and replies thereto, and of the lapse of time between the receipt of such correspondence and the mailing of such replies.

         3. State Registration Reports. The Transfer Agent shall furnish the Trust, on a state-by-state basis, sales reports, such periodic and special reports as the Trust may reasonably request, and such other information, including Shareholder lists and statistical information concerning accounts, as may be agreed upon from time to time between the Trust and the Transfer Agent.

         4.       Share Certificates

                  (a) At the expenses of the Trust, the Transfer Agent shall maintain an adequate supply of blank Share certificates for each Portfolio to meet the Transfer Agent's requirements therefor. Such Share certificates shall be properly signed by facsimile. The Trust agrees that, notwithstanding the death, resignation, or removal of any Officer of the Trust whose signature appears on such certificates, the Transfer Agent may continue to countersign certificates which bear such signatures until otherwise directed by the Trust.

                  (b) The Transfer Agent shall issue replacement Share certificates in lieu of certificates which have been lost, stolen or destroyed without any further action by the Board of Trustees or any Officer of the Trust, upon receipt by the Transfer Agent of properly executed affidavits and lost certificate bonds, in form satisfactory to the Transfer Agent, with the Trust and the Transfer Agent as obligees under the bond.

                  (c) The Transfer Agent shall also maintain a record of each certificate issued, the number of Shares represented thereby and the holder of record. With respect to Shares held in open accounts or uncertificated forms, i.e., no certificate being issued with respect thereto, the Transfer Agent shall maintain comparable records of the record holders thereof, including their names, addresses and taxpayer identification numbers. The Transfer Agent shall further maintain separately for the Trust a stop transfer record on lost and/or replaced certificates.

     5. Mailing Communications to Shareholders; Proxy Materials. The Transfer Agent will address and mail to Shareholders of the Trust all reports to Shareholders, dividend and distribution notices and proxy material for the Trust's meetings of Shareholders, and such other communications as the Trust may authorize. In connection with meetings of Shareholders, the Transfer Agent will prepare Shareholder lists, mail and certify as to the mailing of proxy materials, process and tabulate returned proxy cards, report on proxies voted prior to meetings, act as inspector of election at meetings and certify Shares voted at meetings.

         6.       Sales of Shares

                  (a) Processing of Investment Checks or Other Investments. Upon receipt of any check or other instrument drawn or endorsed to it as agent for, or identified as being for the account of, the Trust, or drawn or endorsed to the Distributor of the Trust's Shares for the purchase of Shares, the Transfer Agent shall stamp the check with the date of receipt, shall forthwith process the same for collection and shall record the number of Shares sold, the trade date and price per Share, and the amount of money to be delivered to the Custodian of the Trust for the sale of such Shares.

                  Upon receipt of an order to purchase shares from a broker or dealer pursuant to procedures approved by the Trust, the Transfer Agent shall record the number of Shares sold for the account of such broker or dealer, the trade date and price per share, the amount of money to be delivered to the Custodian of the Trust for the sale of such Shares, and shall confirm such order and amount to the broker or dealer promptly in accordance with good industry practice.

                  (b) Issuance of Shares. Upon receipt of notification that the Custodian has received the amount of money specified in the first paragraph of section (a) above, the Transfer Agent shall issue to and hold in the account of the purchaser/Shareholder, or if no account is specified therein, in a new account established in the name of the purchaser, the number of Shares such purchaser is entitled to receive, as determined in accordance with applicable Federal law or regulation.

                  (c) Confirmation. The Transfer Agent shall send to the purchaser/Shareholder a confirmation of each purchase which will show the new Share balance, the Shares held under a particular plan, if any, for withdrawing investments, the amount invested and the price paid for the newly purchased Shares, or will be in such other form as the Trust and the Transfer Agent may agree from time to time.

                  (d) Suspension of Sales of Shares. The Transfer Agent shall not be required to issue any Shares of the Trust where it has received a Written Instruction from the Trust or written notice from any appropriate Federal or state authority that the sale of the Shares of the Trust has been suspended or discontinued, and the Transfer Agent shall be entitled to rely upon such Written Instructions or written notification.

                  (e) Taxes in Connection with Issuance of Shares. Upon the issuance of any Shares in accordance with the foregoing provisions of this Section, the Transfer Agent shall not be responsible for the payment of any original issue or other taxes required to be paid in connection with such issuance.

                  (f) Returned Checks. In the event that any check or other order for the payment of money is returned unpaid for any reason, the Transfer Agent will: (i) give prompt notice of such return to the Trust or its designee;
(ii) place a stop transfer order against all Shares issued as a result of such check or order; and (iii) take such actions as the Transfer Agent may from time to time deem appropriate.

         7.       Redemptions

                  (a) Requirements for transfer or Redemption of Shares. The Transfer Agent shall process all requests from Shareholders to transfer or redeem Shares in accordance with the procedures set forth in the Trust's
Prospectus, or as authorized by the Trust pursuant to Written Instructions, including, but not limited to, all requests from Shareholders to redeem Shares of each Portfolio, all determinations of the number of Shares required to be redeemed to fund designated monthly payments and automatic payments or any such distribution or withdrawal plan.

                  The Transfer Agent reserves the right to refuse to transfer or redeem Shares until it is satisfied that the instructions to do so are valid and genuine, in accordance with procedures set forth in the Trust's Prospectus. The Transfer Agent shall incur no liability for the refusal, in good faith, to make transfer or redemptions which the Transfer Agent, in its good judgment deems improper or unauthorized based upon such procedures, or until it is reasonably satisfied that there is no basis for any claim adverse to such transfer or redemption.

                  The Transfer Agent may in effecting transactions, rely upon the provisions of the Uniform Act for the Simplification of Fiduciary Security Transfers or the provisions of Article 8 of the Uniform Commercial Code, as the same may be amended from time to time in the Commonwealth of Massachusetts, which in the opinion of legal counsel for the Trust or of its own legal counsel protect it in not requiring certain documents in connection with the transfer or redemption of Shares. The Trust may authorize the Transfer Agent to waive the signature guarantee in certain cases by Written Instructions.

                  For the purpose of the redemption of Shares of each Portfolio which have been purchased within 15 days of a redemption request, the Trust shall provide the Transfer Agent with written Instructions (see Exhibit
2 hereto) concerning the time within which such requests may be honored.

                  (b) Notice to Custodian. When Shares are redeemed, the Transfer Agent shall, upon receipt of the instructions and documents in proper form, deliver to the Custodian a notification setting forth the applicable Portfolio and the number of Shares to be redeemed. Such redemptions shall be reflected on appropriate accounts maintained by the Transfer Agent reflecting outstanding Shares of the Trust and Shares attributed to individual accounts and, if applicable, any individual withdrawal or distribution plan.

                  (c) Payment of Redemption Proceeds. The Transfer Agent shall, upon receipt of the money paid to it by the Custodian for the redemption of Shares, pay to the Shareholder, or his authorized agent or legal representative, such moneys as are received from the Custodian, all in accordance with the redemption procedures described in the Trust's Prospectus; provided, however, that the Transfer Agent shall pay the proceeds of any redemption of Shares purchased within a period of time agreed upon in writing by the Transfer Agent and the Trust only in accordance with procedures agreed to in writing by the Transfer Agent and the Trust for determining that good funds have been collected for the purchase of such Shares, such written procedures being attached to this Schedule as Exhibit 2. The Trust shall indemnify the Transfer Agent for any payment of redemption proceeds or refusal or make such payment if the payment or refusal to pay is in accordance with said written procedures.

                  The Transfer Agent shall not process or effect any redemptions pursuant to a plan of distribution or redemption or in accordance with any other Shareholder request upon the receipt by the Transfer Agent of notification of the suspension of the determination of the Trust's net asset value.

                  (d) The Transfer Agent shall send to the Shareholder a confirmation of each redemption showing the amount (and price) of shares redeemed, the new Share balance, and such other information as the Trust may request from time to time.

         8.       Dividends

                  (a) Notice to Transfer Agent and Custodian. Upon the declaration of each dividend and each capital gains distribution by the Board of Trustees of the Trust with respect to Shares of a Portfolio, the Trust shall furnish to the Transfer Agent Written Instructions setting forth, with respect to Shares of such Portfolio the date of the declaration of such dividend or distribution, the ex-dividend date, the date of payment thereof, the record date as of which Shareholders entitled to payment shall be determined, the amount payable per Share to the Shareholders of record as of that date, the total amount payable to the Transfer Agent on the payment date and whether such dividend or distribution is to be paid in Shares of such class at net asset value.

                  On or before the payment date specified in such resolution of the Board of Trustees, the Trust will cause the Custodian of the Trust to pay to the Transfer Agent sufficient cash to make payment to the Shareholders of record as of such payment date.

                  (b) Payment of Dividends by the Transfer Agent. The Transfer Agent will, on the designated payment date, automatically reinvest all dividends in additional Shares at net asset value (determined on the record date of such dividend with respect to Shareholders who have elected such reinvestment), and promptly mail to each Shareholder at his address of record, or such other address as the Shareholder may have designated, a statement showing the number of full and fractional Shares (rounded to three decimal places) then currently owned by the Shareholder and the net asset value of the Shares so credited to the Shareholder's account. All other dividends shall be paid in cash, or by check, to Shareholders or their designees, for shareholders who have so elected.

                  (c) Insufficient Funds for Payments. If the Transfer Agent does not receive sufficient cash from the Custodian to make total dividend and/or distribution payments to all Shareholders of a Portfolio of the Trust as of the record date, the Transfer Agent will, upon notifying the Trust, withhold payment to all Shareholders of record as of the record date until such sufficient cash is provided to the Transfer Agent.

                  (d) Information Returns. It is understood that the Transfer Agent shall file in a timely manner such appropriate information returns concerning the payment of dividends, return of capital, capital gains distributions and special information returns for retirement plan accounts with the proper Federal, state, local and other authorities as are required by law to be filed and shall be responsible for the withholding of taxes, if any, due on such dividends or distributions to Shareholders when required to withhold taxes under applicable law. The Transfer Agent shall also mail copies of such information returns to the appropriate Shareholders.

                                                           Exhibit 1
                                                             to
                                                           Schedule C


                              Summary of Services

The services to be performed by the Transfer Agent shall be as follows:

A.       DAILY RECORDS

         Maintain daily on disk, tape or other magnetic media the following information with respect to each shareholder account as received:

         o        Name and Address (Zip Code)
         o        Balance of Shares held by Transfer Agent
         o        State of residence code
         o        Beneficial owner code: i.e, male, female, joint tenant, etc.
         o        Dividend code (reinvestment)
         o        Number of Shares held in certificate form
         o Tax information (certified tax identification number, any TEFRA and backup withholding)
         o        Other special coding for retirement plan accounts

B.       OTHER DAILY ACTIVITY

         o Answer written inquiries relating to Shareholder accounts (matters relating to portfolio management, distribution of Shares and other management policy questions will be referred to the Trust).

         o        Furnish  a  Statement  of   Additional   Information   to  any
                  Shareholder who requests (in writing or by telephone) such statement from the Transfer Agent.

         o Examine and process Share purchase applications in accordance with the Prospectus.

         o        Furnish   Forms  W-9  to  all   shareholders   whose   initial
                  subscriptions for Shares did not include certified taxpayer identification numbers.

         o Process additional payments into established Shareholder accounts in accordance with the Prospectus.

         o Upon receipt of proper instructions and all required documentation, process requests for redemption of Shares.

         o        In  accordance  with  procedures   outlined  in  the  Trust's
                  Prospectus, process and effect telephone exchanges among funds with similar distribution plans.

         o        Maintain records of Letter of Intent escrow shares.

         o Maintain records necessary to properly invoke the contingent deferred sales charge.

         o Identify redemption requests made with respect to accounts in which Shares have been purchased within an agreed-upon period of time for determining whether good funds have been collected with respect to such purchase and process as agreed by the Transfer Agent and the Trust in accordance with written procedures set forth in the Trust's Prospectus.

         o Examine and process all transfers of Shares, ensuring that all transfer requirements and legal documents have been supplied.

         o        Issue and mail replacement checks.

         o Maintain and execute share purchases with respect to Rights of Accumulation.

C.       SPECIAL REQUIREMENTS WITH RESPECT TO DAILY FUNDING

         The Transfer Agent shall provide the Custodian on or before 9:30 A.M. each day reports summarizing the previous day's transaction activity, subtotaled by transaction type and trade date, and showing the balance of the Trust's shares outstanding and other pertinent information. These reports shall indicate all cash amounts to be paid or received by the Trust for such purposes as settling sales and redemption of Trust Shares or making distributions to Shareholders. Providing that the Transfer Agent has reported the daily settlement amounts in a timely manner with appropriate back-up documentation, the Trust will cause to be wired monies due the Transfer Agent by the Trust on or before the close of business that day. All monies due the Trust from the Transfer agent shall be wired by the Transfer Agent on or before 2:00 P.M.

D.       REPORTS PROVIDED TO THE TRUST AND/OR THE CUSTODIAN

         Furnish the following reports to the Fund:

         o        Daily financial totals

         o        Monthly form N-SAR information (sales/redemptions)

         o        Monthly report of outstanding Shares

         o        Monthly analysis of accounts by beneficial owner code

         o        Monthly analysis of accounts by share range

         o Bi-monthly analysis of sales by state; provide a "warning system" that informs the Fund when sales of Shares in certain states are within a specified percentage of the Shares registered in the state.

E.       DIVIDEND AND REDEMPTION ACTIVITY

         o Calculate and process Share dividends and distributions as instructed by the Trust.

         o        Compute;   prepare   and  mail  all   necessary   reports   to
                  Shareholders, federal and/or state authorities as requested by the Trust.

         o On the payable date of a distribution to shareholders, the Transfer Agent shall deliver to the Custodian a complete dividend reconciliation, including the record date shares, total amount distributed, amount reinvested and cash due the Transfer Agent. Payment of the cash by the Custodian upon receipt of the reconciliation shall be contingent upon the Custodian's assent that the figures in such reconciliation appear to be reasonable.

         o The Transfer Agent shall deliver a final dividend reconciliation to the Custodian no later than 30 days after the payable date which will reflect any adjustments made subsequent to the payable date. After the final dividend reconciliation is prepared, no further adjustments shall be made to affect the total amount of the distribution without the written approval of the Trust.

F.       MEETINGS OF SHAREHOLDERS

         o Cause to be mailed proxy and related material for all meetings of Shareholders. Tabulate returned proxies (proxies must be adaptable to mechanical equipment of the Transfer Agent or its agents) and supply daily reports when sufficient proxies have been received.

         o        Prepare and submit to the Trust an Affidavit of Mailing.

         o At the time of the meeting, if requested, furnish a certified list of Shareholders in hard copy, microfilm or microfiche and Inspectors of Election.

G.       PERIODIC ACTIVITIES

         o Cause to be mailed reports, Prospectuses, and any other enclosures requested by the Trust (material must be adaptable to the mechanical equipment of Transfer Agent or its agents).

         o Produce and mail periodic statements as requested to Shareholders and broker/dealers.

H.       AS OF TRANSACTIONS

         o The Transfer Agent shall make every effort to minimize the occurrence of "as of" transactions. For those that do occur, the Transfer Agent shall maintain records as to the reason for the delay in processing. In the event the delayed processing is the fault of the Transfer Agent, and the Trust sustains a loss, the Trust shall be entitled to compensation from the Transfer Agent.

                                                              Exhibit 2
                                                                to
                                                              Schedule C



         It is hereby agreed between the Trust and the Transfer Agent that Shares purchased by personal check may be redeemed only after they are deemed to have been collected in accordance with the attached check-aging schedule. The check-aging schedule, which is based upon a Shareholder's address of record, designates the number of days between the receipt of an investment check by the Transfer Agent and the date on which funds provided by such checks will be deemed to have been collected.

                              CHECK-AGING SCHEDULE


STATE             STATE                                                NUMBER
CODE              ABBREV.           STATE DESCRIPTION                  OF DAYS
-----            --------           -----------------                 --------
01                AL                Alabama                             9
02                AK                Alaska                             15
03                AZ                Arizona                            12
04                AR                Arkansas                            9
05                CA                California                         13
06                CO                Colorado                           11
07                CT                Connecticut                         7
08                DE                Delaware                            7
09                DC                District of Columbia                8
10                FL                Florida                             9
11                GA                Georgia                             9
12                HI                Hawaii                             15
13                ID                Idaho                              11
14                IL                Illinois                           10
15                IN                Indiana                            10
16                IA                Iowa                               10
17                KS                Kansas                             10
18                KY                Kentucky                            9
19                LA                Louisiana                           9
20                ME                Maine                               7
21                MD                Maryland                            8
22                MA                Massachusetts                       7
23                MI                Michigan                           10
24                MN                Minnesota                          10
25                MS                Mississippi                        10
26                MO                Missouri                           10
27                MT                Montana                            11

STATE             STATE                                                NUMBER
CODE              ABBREV.           STATE DESCRIPTION                  OF DAYS
----              -------           -----------------                 -------
28                NE                Nebraska                           10
29                NV                Nevada                             11
30                NH                New Hampshire                       7
31                NJ                New Jersey                          8
32                NM                New Mexico                         11
33                NY                New York                            8
34                NC                North Carolina                      9
35                ND                North Dakota                       11
36                OH                Ohio                               10
37                OK                Oklahoma                           11
38                OR                Oregon                             12
39                PA                Pennsylvania                        8
40                RI                Rhode Island                        7
41                SC                South Carolina                      9
42                SD                South Dakota                       11
43                TN                Tennessee                           9
44                TX                Texas                              11
45                UT                Utah                               12
46                VT                Vermont                             7
47                VA                Virginia                            9
48                WA                Washington                         12
49                WV                West Virginia                       9
50                WI                Wisconsin                          10
51                WY                Wyoming                            11
52                PR                Puerto Rico                        16
53                53                APO, FPO New York
54                54                APO, FPO California
55                55                Other U.S. Possessions
56                56                Foreign Addresses

                                   SCHEDULE D

SCHEDULE OF INSURANCE COVERAGE

Boston Safe Deposit and Trust Company ("Boston Safe"), and its New York clearing facility, Boston Safe Clearing Corporation, are named insureds under the following insurance policies presently in force covering assets held in custody at either company.

BANKERS BLANKET BOND

Basic Coverage:            $22,500,000

Carrier: Continental Insurance Company #BND1619079, et al., policy dated April 7, 1985 and effective until cancelled.

Deductible:                $250,000
         This coverage relates to any dishonest act of any employee of Boston Safe and to any loss by burglary or mysterious unexplainable disappearance of securities. The bond provides coverage for forgery losses up to $2,500,000 and losses for Boston Safe's acceptance of counterfeited securities in good faith up to $1,000,000.

Additional Coverage;
         In addition, both companies are named insureds for $57,500,000 of excess bond coverage through American Express, bringing the total blanket bond coverage to $80,000,000.

         Also, through American Express, Boston Safe has $245,000,000 of Lost Instrument Bond coverage in addition to the $80.0 million blanket bond coverage.

ERRORS AND OMISSIONS & FIDUCIARY LIABILITY INSURANCE POLICY

Coverage:         $5,000,000

Carrier First State Insurance Company, policy dated November 14, 1988, and effective until November 14, 1989

Deductible:       $250,000
         Protection under the Errors and Omissions Policy for an account would be in the area of any alleged negligent act, error, or omission committed by Boston Safe in the course of its performance of its duties as Custodian.

As a participant in the Depository Trust Company ("DTC"), Boston Safe is insured under policies made available by DTC with respect to securities deposited.